EXHIBIT 6


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                          AGREEMENT AND PLAN OF MERGER


                          Dated as of November 14, 2003


                                      Among

                          AMAZING SAVINGS HOLDING LLC,


                                   OJSAC, INC.


                                       And


                              ODD JOB STORES, INC.



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
                                TABLE OF CONTENTS


                                                                                                                         PAGE


ARTICLE I                 The Merger......................................................................................1

           Section 1.01.            The Merger............................................................................1

           Section 1.02.            Closings..............................................................................2

           Section 1.03.            Effective Time........................................................................2

           Section 1.04.            Effects of the Merger.................................................................2

           Section 1.05.            Articles of Incorporation and Codes of Regulations....................................2

           Section 1.06.            Directors.............................................................................2

           Section 1.07.            Officers..............................................................................3

ARTICLE II                Effect of the Merger on the Common Stock of the Constituent
                          Corporations; Exchange of Certificates;.........................................................3

           Section 2.01.            Conversion of Common Stock of OJSAC...................................................3

           Section 2.02.            Rights of Dissenting Shareholders.....................................................3

           Section 2.03.            Exchange of Interests.................................................................4

ARTICLE III               Representations and Warranties of the Company...................................................5

           Section 3.01.            Organization..........................................................................5

           Section 3.02.            Capitalization........................................................................6

           Section 3.03.            Authority.............................................................................7

           Section 3.04.            Consents and Approvals; No Violations.................................................7

           Section 3.05.            SEC Documents; Undisclosed Liabilities................................................8

           Section 3.06.            Absence of Certain Changes or Events..................................................9

           Section 3.07.            Legal Proceedings....................................................................10

           Section 3.08.            Compliance With Applicable Law; Permits..............................................11

           Section 3.09.            Contracts............................................................................11

           Section 3.10.            Tax Matters..........................................................................12

           Section 3.11.            Employee Benefits and Labor Matters..................................................14

           Section 3.12.            Environmental and Health and Safety Matters..........................................17

           Section 3.13.            Properties; Real Estate; Intellectual Property.......................................18

           Section 3.14.            Opinion of Financial Advisor.........................................................22

           Section 3.15.            Finders or Brokers...................................................................22

           Section 3.16.            Voting Requirements..................................................................22


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                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                                                                        PAGE


ARTICLE IV                Representations and Warranties of Amazing Savings and OJSAC....................................22

           Section 4.01.            Organization.........................................................................22

           Section 4.02.            Capitalization.......................................................................23

           Section 4.03.            Authority ...........................................................................23

           Section 4.04.            Consents and Approvals; No Violations................................................23

           Section 4.05.            Assets and Liabilities...............................................................24

           Section 4.06.            Operations...........................................................................24

           Section 4.07.            Investment...........................................................................24

           Section 4.08.            Legal Proceedings....................................................................24

           Section 4.09.            Finders or Brokers...................................................................24

ARTICLE V                 Additional Agreements..........................................................................25

           Section 5.01.            Indemnification, Exculpation and Insurance...........................................25

           Section 5.02.            Fees and Expenses....................................................................26

           Section 5.03.            Public Announcements.................................................................26

           Section 5.04.            Agreements...........................................................................27

ARTICLE VI                General Provisions.............................................................................27

           Section 6.01.            Nonsurvival of Representations and Warranties........................................27

           Section 6.02.            Notices..............................................................................27

           Section 6.03.            Definitions..........................................................................28

           Section 6.04.            Interpretation.......................................................................29

           Section 6.05.            Counterparts.........................................................................29

           Section 6.06.            Entire Agreement; No Third-Party Beneficiaries.......................................29

           Section 6.07.            Governing Law........................................................................29

           Section 6.08.            Assignment...........................................................................29

           Section 6.09.            Specific Enforcement; Consent to Jurisdiction........................................30

           Section 6.10.            Severability.........................................................................30


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                             Table of Defined Terms

Term                                                                                    Section
----                                                                                    -------

Affiliate...........................................................................Section 6.03(a)
Agreement..............................................................................Preamble
Amazing Savings........................................................................Preamble
Balance Sheet Date..................................................................Section 3.05(d)
Bankruptcy and Equity Exception.....................................................Section 3.09(b)
Certificate of Merger................................................................Section 1.03
Certificate..........................................................................Section 2.01
Claim...............................................................................Section 5.01(b)
Closing Date.........................................................................Section 1.02
Closings.............................................................................Section 1.02
COBRA...............................................................................Section 3.11(m)
Code...................................................................................Preamble
Company Charter Documents...........................................................Section 3.01(c)
Company Common Stock.................................................................Section 2.01
Company Disclosure Schedule.........................................................Section 3.01(b)
Company Intellectual Property.......................................................Section 3.13(c)
Company Material Adverse Effect.....................................................Section 3.01(a)
Company Plans.......................................................................Section 3.11(a)
Company Preferred Stock.............................................................Section 3.02(a)
Company................................................................................Preamble
DGCL................................................................................Section 1.01(a)
Effective Time.......................................................................Section 1.03
Employees...........................................................................Section 3.11(a)
ERISA Affiliate.....................................................................Section 3.11(a)
ERISA...............................................................................Section 3.11(a)
Exchange Act........................................................................Section 3.05(a)
Fairness Opinion.....................................................................Section 3.14
Filed SEC Documents..................................................................Section 3.06
First Closing........................................................................Section 1.02
First Merger...........................................................................Preamble
Indemnitees.........................................................................Section 5.01(a)
Intellectual Property...............................................................Section 3.13(c)
Knowledge...........................................................................Section 6.03(b)
Laws.................................................................................Section 3.08
Leased Real Property.............................................................Section 3.13(b)(iii)
Liens...............................................................................Section 3.02(b)
Membership Interest..................................................................Section 2.01
Merger.................................................................................Preamble
Multiemployer Plan..................................................................Section 3.11(a)
OGCL................................................................................Section 1.01(a)
OJSAC Charter Documents.............................................................Section 4.01(b)
OJSAC Common Stock...................................................................Section 2.01


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                             Table of Defined Terms
                             ----------------------


Term                                                                                       Section
----                                                                                       -------

OJSAC Exchange Ratio.....................................................................Section 2.01
OJSAC Merger Consideration...............................................................Section 2.01
OJSAC......................................................................................Preamble
Permits..................................................................................Section 3.08
Person..................................................................................Section 6.03(f)
Real Property Lease Documentation.......................................................Section 3.13(a)
Real Property Lease.....................................................................Section 3.13(a)
SEC Documents...........................................................................Section 3.05(a)
Second Closing...........................................................................Section 1.02
Second Merger..............................................................................Preamble
Securities Act.........................................................................Section 3.02(b)
Sublease................................................................................Section 3.13(a)
Subsidiary Documents....................................................................Section 3.01(c)
Subsidiary..............................................................................Section 6.03(h)
Surviving Corporation...................................................................Section 1.01(a)
Tax Returns.............................................................................Section 3.10(l)
Taxes...................................................................................Section 3.10(l)
Tenant...............................................................................Section 3.13(b)(iii)
Title IV Plans..........................................................................Section 3.11(a)
WARN....................................................................................Section 3.11(r)

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                                       iv

                          AGREEMENT AND PLAN OF MERGER

               This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 14, 2003, is among Amazing Savings Holding LLC, a Delaware limited liability company ("Amazing Savings"), OJSAC, Inc., a Delaware corporation and a wholly-owned Subsidiary of Amazing Savings ("OJSAC"), and Odd Job Stores, Inc., an Ohio corporation (the "Company").

               WHEREAS, the respective Boards of Directors of OJSAC and the Company have approved and declared advisable this Agreement and the merger of OJSAC with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

               WHEREAS, this Agreement is part of a plan with the Tender Offer by Amazing Savings, dated June 10, 2003, to own up to approximately 96% of the common stock of the Company;

               WHEREAS, contemporaneously with the execution of this Agreement, Amazing Savings is entering into an asset purchase agreement with the Company pursuant to which Amazing Savings is selling substantially all of its assets to the Company, and the transaction contemplated by such asset purchase agreement will be consummated as soon as practicable following the consummation of the transactions contemplated by this Agreement;

               WHEREAS, contemporaneously with the execution of this Agreement, Amazing Savings and the Company are entering into a registration rights agreement and an indemnification agreement;

               WHEREAS, OJSAC owns 8,184,804 shares of common stock, without par value, of the Company (the "Company Common Stock") or approximately 90.3% of the outstanding shares of Company Common Stock; and

               WHEREAS, OJSAC and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

               NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   The Merger
                                   ----------

               Section 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 259 of the General Corporation Law of the State of Delaware (the "DGCL") and Chapter 1701 of the Ohio Revised Code (the "OGCL"), OJSAC shall be merged with and into the Company at the Effective Time (as such term is defined in Section 1.03) of the Merger. Following the Effective Time of the Merger, the separate corporate existence of OJSAC shall cease, and the Company shall continue as the surviving corporation in the Merger and shall succeed to and assume all the rights and obligations of OJSAC in accordance with the OGCL and DGCL. The Company is sometimes referred to herein as the "Surviving Corporation" from and after the Merger.

               Section 1.02. Closings. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on November 14, 2003 (the "Closing Date") at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

               Section 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger for the Merger (a "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and OGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL and OGCL. The Merger shall become effective at such time as the Certificate of Merger with respect thereto is duly filed with the Secretary of State of the State of Ohio, or at such other time as the parties shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being referred to as the "Effective Time"). Upon the Effective Time all shares of Company Common Stock owned by OJSAC shall be cancelled.

               Section 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 1701.82 of the OGCL and Section 259 of the DGCL.

               Section 1.05. Articles of Incorporation and Codes of Regulations.

               (a) The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

               (b) The Codes of Regulation of the Company, as in effect immediately prior to the Effective Time, shall be the Codes of Regulation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

               Section 1.06. Directors. The directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


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               Section 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.



                                   ARTICLE II

                 Effect of the Merger on the Common Stock of the
                 -----------------------------------------------
               Constituent Corporations; Exchange of Certificates;
               ---------------------------------------------------

               Section 2.01. Conversion of Common Stock of OJSAC. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of common stock, par value $.01, of OJSAC ("OJSAC Common Stock"), subject to
Section 2.03(c), 100 issued and outstanding shares of OJSAC Common Stock shall be converted into the right to receive 4,851,471 (the "OJSAC Exchange Ratio") validly issued, fully paid and nonassessable shares of Company Common Stock (the "OJSAC Merger Consideration"). As of the Effective Time, all such shares of OJSAC Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and any holder of shares of OJSAC Common Stock shall cease to have any rights with respect thereto, except the right to receive the OJSAC Merger Consideration and cash in lieu of any fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 2.03(c), in each case to be issued or paid in consideration therefor upon surrender of such shares of OJSAC Common Stock in accordance with
Section 2.03(a), without interest.

               Section 2.02. Rights of Dissenting Shareholders. On or before November 25, 2003, the Company shall deliver or send notice of the approval of this Agreement by the Board of Directors of the Company and a copy of this Agreement to each holder of shares of Company Common Stock of record as of November 5, 2003 by mail, overnight delivery service, or any other means of communication authorized by such holder to whom the notice and copy of the Agreement are sent. Notwithstanding anything in this Agreement to the contrary, each holder of shares of Company Common Stock who is a record holder of such shares as of November 5, 2003, who shall deliver to the Company a written demand for payment to the holder of the fair cash value of the shares of Company Common Stock as to which the holder seeks relief (the "Demand") in the manner provided in Section 1701.85 of the OGCL and who shall otherwise comply fully with all of the requirements of Section 1701.85 of the OGCL (a "Dissenting Shareholder"), shall be entitled to payment of the fair cash value of such shares in accordance with the provisions of Section 1701.85 of the OGCL. From the time of the giving of the Demand until the termination of the rights and obligations arising from it or the purchase of the shares by the Surviving Corporation, all other rights accruing from the shares subject to the Demand, including voting and dividend or distribution rights, shall be suspended in accordance with Section 1701.85 of the OGCL. In the event a Dissenting Shareholder (i) shall subsequently withdraw the Demand, (ii) shall fail to comply with Section 1701.85 of the OGCL or (iii) has not filed a complaint under Section 1701.85(B) of the OGCL within the time period provided in that division, the right of such Dissenting Shareholder to receive the fair cash value of the shares as to which relief was sought shall terminate.

               Section 2.03. Exchange of Interests.

               (a) OJSAC. As of the Effective Time, in exchange for the shares of OJSAC held by Amazing Savings, the Company shall issue 4,851,471 shares of Company Common Stock to Amazing Savings. Each certificate representing shares of Company Common Stock received by Amazing Savings shall be stamped with a legend in substantially the following form:

               "The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, or any state securities law and may not be transferred, sold or otherwise disposed of in the absence of such registration or an exemption therefrom under such Act and applicable state securities laws."

               (b) No Further Ownership Rights in OJSAC Common Stock. All shares of Company Common Stock issued upon the surrender for exchange of shares of OJSAC Common Stock in accordance with the terms of this Article II (including any cash paid in lieu of any fractional shares pursuant to Section 2.03(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of OJSAC Common Stock.

               (c) No Fractional Shares. (i) In lieu of such fractional share interests, the Company shall pay to each former holder of OJSAC Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of OJSAC Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the per share closing price of Company Common Stock on the Closing Date on the Over The Counter Bulletin Board (as reported by any authoritative source).

               (ii) No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of any shares of OJSAC Common Stock, no dividends or other distributions of the Company shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company.

               (d) No Liability. Neither OJSAC nor the Company shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Company Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                                   ARTICLE III

                  Representations and Warranties of the Company
                  ---------------------------------------------

               The Company represents and warrants to Amazing Savings and OJSAC as follows:

               Section 3.01. Organization.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this agreement, a "Company Material Adverse Effect" shall mean (i) a state of facts, effect, event, change or occurrence which has or would reasonably be expected to have a material adverse effect on the business, operations, financial condition, assets or liabilities of the Company and its subsidiaries taken as a whole, it being understood that such events may include the commencement of any action, proceeding or litigation that would or that is reasonably likely to result in (A) liability to the Company that would have a material adverse effect on its business, operations or financial condition or (B) the imposition of material limitations on the ability of the Surviving Corporation effectively to exercise full rights of ownership or operation of all or any material portion of the businesses and assets of the Company and its subsidiaries taken as a whole; provided, however, that a "Company Material Adverse Effect" shall not include any change, effect, event or occurrence (i) relating to the economy or capital or securities markets of the United States or any other region in general, including changes in the general retail environment, (ii) resulting from entering into this Agreement or the consummation of the Merger contemplated hereby or the announcement thereof or
(iii) relating to geopolitical events (including war or acts of terrorism, other than such acts that actually damage or destroy property of or premises leased by the Company).

               (b) Set forth in Section 3.01(b) of the disclosure schedule of the Company delivered to Amazing Savings and OJSAC concurrently herewith (the "Company Disclosure Schedule") is a list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary. Except for the subsidiaries of the Company, the Company does not own any capital stock or ownership interests, directly or indirectly, in any other entities. Each of the Company's subsidiaries is a corporation or entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company's subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (c) The Company has heretofore made available to OJSAC and Amazing Savings a complete and correct copy of its articles of incorporation and code of regulations as amended to date (the "Company Charter Documents") and complete and correct copies of the certificates of incorporation and by-laws (or equivalent organizational documents) of each of its subsidiaries as amended to date (the "Subsidiary Documents"). All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents or the Subsidiary Documents.

               Section 3.02. Capitalization.

               (a) The authorized capital stock of the Company consists of 14,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, without par value, of the Company (the "Company Preferred Stock"). At the close of business on October 21, 2003, there were 9,060,695 Shares issued and outstanding and no shares of Company Preferred Stock issued and outstanding. All Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since March 31, 2003, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests. As of the date of this Agreement there are not, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

               (b) (i) Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock, voting securities and equity interests of each of its subsidiaries, free and clear of any liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the "blue sky" Laws of the various States of the United States) ("Liens"), and all of such shares, securities and interests are duly authorized and validly issued and are fully paid and nonassessable, and (ii) none of the Company or any of its subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any subsidiary of the Company.


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
               (c) Except as set forth in Section 3.02(c) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its subsidiaries.

               Section 3.03. Authority.

               (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger, have been duly authorized and approved by a Special Committee comprised of two "Independent Directors" as such term is defined in Section 1.7 of the Tender Agreement between the Company and Amazing Savings, dated June 3, 2003, and its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by OJSAC and Amazing Savings, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

               (b) The Company's Board of Directors, at a meeting duly called and held, has duly adopted resolutions approving this Agreement and the Merger. The Company has taken all actions such that no restrictive provision of Chapter 1704 of the Ohio Revised Code is applicable to the Merger.

               Section 3.04. Consents and Approvals; No Violations.

               (a) No consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by the Company of the Merger other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.04(a) are obtained and the filings referred to in

Section 3.04(a) are made, (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Permit, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

               Section 3.05. SEC Documents; Undisclosed Liabilities.

               (a) The Company has filed all required reports, schedules, forms and registration, proxy and other statements with the SEC since January 1, 2000 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). None of the Company's subsidiaries are required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). As of their respective effective dates (in the case of SEC Documents that are registration statements filed pursuant to the Securities Act) and as of their respective SEC filing dates (in the case of all other SEC Documents), the SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments none of which has been or will be, individually or in the aggregate, material).

               (b) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act.

               (c) Except as set forth in the SEC Documents filed prior to the date hereof or in Section 3.05(c) of the Company Disclosure Schedule, or for events (or series of related matters) as to which the amounts involved do not exceed $60,000, since the filing of the Company's proxy statement dated July 22, 2002, no event has occurred that would be required to be reported as a "Certain Relationship or Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC. Neither the Company nor any of its subsidiaries nor, to the Company's Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its subsidiaries, has, in any material respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

               (d) Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent set forth on the unaudited balance sheet of the Company and its subsidiaries as of June 30, 2003 (the "Balance Sheet Date") (including the notes thereto) included in the Company's Report on Form 10-Q for the period then ended, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) incurred after the Balance Sheet Date in connection with negotiating this Agreement and the Merger and a reasonable estimate of which is set forth in
Section 3.05(d) of the Company Disclosure Schedule, and (iv) incurred after the Balance Sheet Date not in the ordinary course that are in the aggregate, immaterial in amount.

               Section 3.06. Absence of Certain Changes or Events. Except (i) as disclosed in the SEC Documents filed and publicly available not later than two days prior to the date hereof (the "Filed SEC Documents"), (ii) as set forth in
Section 3.06 of the Company Disclosure Schedule, or (iii) for the Merger, since the Balance Sheet Date, the Company and its subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, and there has not occurred any: (a) event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) sale or other disposition of or pledge or other encumbrance upon a material amount of property or other assets or any Real Property Lease as defined in Section 3.13 herein of the Company or any of its subsidiaries, except sales of inventory in the ordinary course of business consistent with past practice, (c) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock of the Company or any of its subsidiaries (other than dividends by a direct or indirect wholly owned subsidiary of the Company to its parent), or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any capital stock of the Company, (d) split, combination or reclassification of any capital stock of the Company, (e) change in financial or tax accounting methods, principles or practices by the Company or its subsidiaries, except insofar as may have been required by a change in GAAP or applicable Law, (f) material Tax election inconsistent with past practices or the settlement or compromise of any material Tax liability, (g) damage, destruction or loss of any material asset of the Company or any of its subsidiaries which materially affects the use or value thereof or a material part of any improvement Leased by the Company or any of its subsidiaries pursuant to the Real Property Lease and which damage, destruction or loss is not covered by insurance, subject to reasonable deductible limits (it being agreed that the existence, level and coverage of insurance, if any, shall be taken into account but shall not be determinative for purposes of determining whether any damage, destruction or loss is material or would result in a Company Material Adverse Effect), (h) grant by the Company or any of its subsidiaries to any officer of any increase in compensation, except as was required under any employment agreements set forth on Section 3.06(h) of the Company Disclosure Schedule, copies of which have been made available to OJSAC and Amazing Savings, or any granting by the Company or any of its subsidiaries to any employee of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice, (i) grant by the Company or any of its subsidiaries to any officer of any increase in (or acceleration of vesting or payment of) severance or termination pay, except as was required under any employment, severance or termination agreements set forth on Section 3.06(i) of the Company Disclosure Schedule, copies of which have been made available to OJSAC and Amazing Savings, or any grant by the Company or any of its subsidiaries to any employee other than an officer of any increase in (or acceleration of vesting or payment of) severance or termination pay, except in the ordinary course of business consistent with past practice, (j) entry by the Company or any of its subsidiaries into any (or amendment of any existing) employment, severance or termination agreement with any officer, (k) establishment, adoption, amendment or modification of, or increase of benefits under, any plan that would constitute a Company Plan (as hereinafter defined) or (l) acceleration of vesting of any Option, except acceleration previously provided for in the Stock Plan.

               Section 3.07. Legal Proceedings. Except as set forth on Section
3.07 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries by any Governmental Entity, that (a) has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (b) challenges the Merger, provided that the representation in clause (b) is made only as of the date hereof.

               Section 3.08. Compliance With Applicable Law; Permits. The Company and its subsidiaries are (and since January 1, 2003 have been) in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Entities (collectively, "Laws") applicable to the Company or any of its subsidiaries, any of their properties or other assets or any of their businesses or operations, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, "Permits"), except where the failure to hold the same has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are (and since January 1, 2003 have been) in compliance with the terms of all Permits, except for such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               Section 3.09. Contracts.

               (a) Set forth in Section 3.09(a) of the Company Disclosure Schedule or otherwise filed as an exhibit to a report publicly filed by the Company with the SEC is a list of each (i) contract or agreement that would be required to be filed as an exhibit to any Securities Act registration statement or Exchange Act report if such registration statement or report was filed by the Company with the SEC on the date hereof, (ii) contract or agreement that purports to limit, curtail or restrict the ability of the Company or any of its affiliates to compete in any geographic area or line of business, (iii) partnership or joint venture agreement, (iv) contract or agreement for the acquisition, sale or lease of material properties or assets other than inventory (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2002, (v) agreement with any Governmental Entity, (vi) loan or credit agreement, mortgage, indenture, note or other agreement or instrument evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any agreement or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its subsidiaries, (vii) voting agreement or registration rights agreement, (viii) executory supply contract or other executory agreement of the Company or any subsidiary of the Company (including for the purchase of inventory) that involves consideration in excess of $100,000 and which contract or agreement is not terminable by the Company without a penalty, (ix) other executory contract or agreement involving consideration in excess of $100,000 not terminable by the Company without a penalty, (x) collective bargaining agreement, (xi) "standstill" or similar agreement, (xii) to the extent material to the business or financial condition of the Company and its subsidiaries, taken as a whole, (A) product design or development agreement, (B) consulting agreement, (C) indemnification contract,
(D) license or royalty agreement, (E) merchandising, sales representative or distribution agreement or (F) contract granting a right of first refusal or first negotiation, and (xiii) commitment or agreement to enter into any of the foregoing (the contracts, agreements and other documents required to be listed on Section 3.09(a) of the Company Disclosure Schedule, each a "Material Contract"). The Company has heretofore made available to OJSAC and Amazing Savings true and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material "side letters" and similar documentation relating thereto.

               (b) Each of the Material Contracts is enforceable in accordance with its terms by the Company and its subsidiaries party thereto, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (together, the "Bankruptcy and Equity Exception"). Neither the Company nor any of its subsidiaries is in default under any Material Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its subsidiaries party thereto, except for such defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as separately identified in Section 3.09(b) of the Company Disclosure Schedule, no approval or consent of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Merger.

               Section 3.10. Tax Matters.

               (a) Each of the Company and its subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns (as hereinafter defined) required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All material Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or a subsidiary of the Company, have been timely paid.

               (b) The most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries.

               (c) The Federal income Tax Returns of the Company and each of its subsidiaries have been examined by and settled with the IRS (or the applicable statute of limitations has expired) for all years through 1995. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

               (d) Neither the Company nor any of its subsidiaries has any obligation to make any payment under any agreement (either with any Person or any taxing authority) with respect to Taxes.

               (e) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

               (f) Except as set forth on Schedule 3.10(f) of the Company Disclosure Schedule, no audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company or any of its subsidiaries and no written notice thereof has been received. No issue has been raised by any taxing authority in any presently pending Tax audit that could be material and adverse to the Company or any of its subsidiaries for any period after the Closing Date. Neither the Company nor any of its subsidiaries has any outstanding agreements, waivers, or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of Taxes.

               (g) No claim has been made by a taxing authority in a jurisdiction where the Company or a subsidiary of the Company does not file a Tax Return that the Company or a subsidiary of the Company is or may be subject to taxation in that jurisdiction.

               (h) Neither the Company nor any of its subsidiaries is a party to any contract, agreement or other arrangement which provides for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

               (i) The Company has made available to OJSAC and Amazing Savings true and complete copies of (i) all income and franchise Tax Returns of the Company and its subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any subsidiary of the Company.

               (j) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its subsidiaries except for Liens for Taxes not yet due and payable or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefor.

               (k) All material Taxes required to be withheld by the Company or any of its subsidiaries have been withheld and duly and timely paid to the proper taxing authority.

               (l) For purposes of this Agreement: (1) "Taxes" shall mean taxes of any kind (including but not limited to those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, domestic or foreign and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise) and any several liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group; and (2) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               Section 3.11. Employee Benefits and Labor Matters.

               (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of: all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its subsidiaries or to which the Company or any of its subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its subsidiaries (the "Employees") (the "Company Plans"). Neither the Company nor any of its affiliates and any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b),
(c), (m) or (o) of the Code ("ERISA Affiliate") or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder within the last six years maintains, sponsors, contributes or is or has been obligated to contribute to any "employee pension plans", as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code (the "Title IV Plans") or to any multiemployer plan, as defined in Section 3(37) of ERISA ("Multiemployer Plan"), or is or has been subject to Sections 4063 or 4064 of ERISA ("Multiple Employer Plans").

               (b) True, current and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to OJSAC by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.

               (c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, the Company Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and neither the Company nor any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

               (d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, and nothing has occurred with respect to the operation of the Company Plans which could cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.

               (e) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.

               (f) Section 3.11(f) of the Company Disclosure Schedule sets forth, on a plan by plan basis, the present value of benefits payable presently or in the future to present or former employees of the Company or any subsidiary of the Company under each unfunded Company Plan, which is a "pension plan" (within the meaning of Section 3(2) of ERISA).

               (g) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or sufficient accruals for such contributions and other payments, to the extent required by GAAP have been duly and fully provided for on the most recent consolidated balance sheet of the Company included in the filed SEC Documents. No accumulated funding deficiencies exist in any of the Company Plans subject to
Section 412 of the Code.

               (h) No liability under any Company Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor's Corporation and the equivalent by each other nationally recognized rating agency.

               (i) There are no pending actions, claims or lawsuits which have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Plans with respect to the operation of such plans (other than routine benefit claims), nor, to the Knowledge of the Company, are there facts which could form the basis for any such claim or lawsuit.

               (j) There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the Company Plans.

               (k) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the date hereof.

               (l) Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

               (m) None of the Company Plans provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

               (n) Except as set forth on Section 3.11(n) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) result in any payment becoming due to any employee (current, former or retired) of the Company or any of its subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

               (o) The Company has no contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan.

               (p) No stock or other security issued by the Company forms or has formed a material part of the assets of any Company Plan.

               (q) Any individual who performs services for the Company or its subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or a subsidiary of the Company for federal income tax purposes by the Company is not an employee for such purposes.

               (r) Except as set forth on Section 3.11(r) of the Company Disclosure Schedule: (i) none of the Employees is represented in his or her capacity as an employee of the Company or its subsidiaries by any labor organization; (ii) neither the Company nor any of its subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any Employees, nor has the Company or any of its subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees; (iii) there is no union organization activity involving any of the Employees pending or, to the Knowledge of the Company, threatened, nor has there been since February 3, 1998 any union representation efforts involving any of the Employees; (iv) there is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened; (v) there are no complaints, charges or claims against the Company or any of its subsidiaries pending or, to the Knowledge of the Company, threatened, which could be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its subsidiaries, of any individual; (vi) the Company and its subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance; and (vii) there has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company or any of its subsidiaries since February 3, 2002.

               Section 3.12. Environmental and Health and Safety Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Company and its subsidiaries is, and has been, in compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes the possession, maintenance, and compliance with all permits, licenses, authorizations or similar approvals required by Environmental Laws and (ii) there is no investigation, suit, claim, action or proceeding pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any real property owned, operated or leased by the Company or any of its subsidiaries relating to or arising under Environmental Laws;
(iii) to the Knowledge of the Company, neither the Company nor any of its subsidiaries has received any notice of or entered into or assumed by contract or operation of law or otherwise, any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws;
(iv) the Company is not aware of any facts, circumstances or conditions relating to the operations of the Company or any subsidiary or any real property currently or formerly owned, operated or leased by or for the Company that could reasonably be expected to result in the Company or subsidiaries incurring liabilities, losses or damages under Environmental Laws; (v) the Merger contemplated by this Agreement does not trigger or otherwise require compliance with the Industrial Site Recovery Act, 13 N.J. Sta. Ann. ss.13:1K-6 and (vi) the Company has made available to Amazing Savings and OJSAC copies of any environmental, health and safety assessments, audits, investigation or similar reports relating to the Company any subsidiary or any real property owned, operated or leased by the Company or any subsidiary. For purposes of this
Agreement: "Environmental Laws" means all applicable Laws pertaining to the environment, preservation or reclamation of natural resources, or to human health and safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto, and any analogous state or local laws.

               Section 3.13. Properties; Real Estate; Intellectual Property.

               (a) Each of the Company and its subsidiaries (i) has good and marketable title to all properties and other assets which are reflected on the most recent consolidated balance sheet of the Company included in the Filed SEC Documents as being owned by the Company or one of its subsidiaries (or acquired after the date thereof) and which are, individually or in the aggregate, material to the Company's business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are reflected in the Filed SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed SEC Documents and (z) such other imperfections or irregularities of title or other Liens as do not, individually or in the aggregate, materially affect the value or use of the properties or assets subject thereto or otherwise materially impair business operations, and
(ii) is the lessee, sublessee, sub-sublessee or sublandlord of all leasehold estates and leasehold interests reflected in the Filed SEC Documents (or acquired after the date thereof) as more particularly set forth on Section 3.13(a) of the Company Disclosure Schedule (each a "Real Property Lease" and collectively, the "Real Property Leases", however, the leasehold estates and leasehold interests whereby the Company or its subsidiaries is the sublandlord shall also be referred to hereinafter as the "Sublease"), which schedule shall list all material lease related documentation including, without limitation, all leases, amendments, assignments, letter agreements, modifications, supplements, commencement agreements, subleases and prime lease agreements, if applicable, that the Company or any of its subsidiaries have executed, received, or of which the Company or any of its subsidiaries otherwise have Knowledge(collectively referred to hereinafter as the "Real Property Lease Documentation").

               (b) (i) There is no real property owned in fee by the Company or its subsidiaries.

               (ii) Each of the Real Property Leases and Subleases are in full force and effect and neither the Company nor any of its subsidiaries, nor, to the Company's Knowledge, any other party to any of the Real Property Leases or Subleases, have exercised any termination rights with respect thereto. Except where such defaults are immaterial, (a) neither the Company nor any of its subsidiaries have received or given any notice of any default under the Real Property Leases or Subleases,
          (b) no default or event that with notice or lapse of time, or both, would constitute a default by the Company or any of its subsidiaries under any of the Real Property Leases or Subleases has occurred and is continuing, and (c) to the Company's Knowledge no other party to a Real Property Lease or Sublease is in default thereof.

               (iii) All rent and other sums and charges due and payable by the Company and its subsidiaries as tenants, subtenant or sub-subtenants (each a "Tenant" and collectively, "Tenants") under the Real Property Leases have been paid. Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, all of the personal property, fixtures and improvements included on or in all properties leased pursuant to the Real Property Leases (each a "Leased Real Property and collectively, the "Leased Real Properties") by the Company or its subsidiaries are in good operating condition and repair and are in a satisfactory condition for the continued use of the Leased Real Properties in the ordinary course of business consistent with past practices; reasonable wear and tear excepted.

               (iv) Section 3.13(a) of the Company Disclosure Schedule is a true, correct and complete list of all Real Property Leases and all other Real Property Lease Documentation and the Company has delivered to Amazing Savings and OJSAC true, correct and complete copies of each Real Property Lease and all Real Property Lease Documentation (except for such prime leases, and amendments thereto, and other documents noted on Section 3.13(a) of the Company Disclosure Schedule as missing).

               (v) Except for the dispute and litigation at the East Hanover, NJ store which is described in more detail on Section 3.13(a) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened, disputes or , legal, administrative, arbitral or other proceeding, claim, suit or action arising from, or relating to the Real Property or the Real Property Leases.

               (vi) The Company and its subsidiaries hold all material Permits with respect to the use and occupancy of the Leased Real Property, except where the failure to hold the same has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Leased Real Property and the current use and operation thereof by the Company and its subsidiaries do not violate any Permits, except where such violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (vii) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that affect any of its or its subsidiaries' Leased Real Properties or any part thereof, except where such condemnation or eminent domain proceeding has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

               (viii) Neither the Company nor any of its subsidiaries have received any written notice from any insurance company that has issued a policy with respect to any of Leased Real Property requiring performance of any material repairs or alterations to such Leased Real Property.

               (ix) Other than option rights contained in the Real Property Leases, neither the Company nor any or its subsidiaries own or hold, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

               (x) Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, there are no unpaid commissions or fees due or payable and no obligation to pay or fund any construction or completion of improvements under any Real Property Lease or Sublease.

               (xi) Except for the premises subleased under the Subleases, each of the Real Property Leases covers the entire estate it purports to cover, and, upon the consummation of the Merger contemplated hereby, will entitle the Surviving Corporation to the exclusive use, occupancy and possession of the Leased Real Property specified therein for the purposes such Leased Real Property is now being used.

               (xii) Except as set forth on Section 3.13(a) of the Company Disclosure Schedule, each Real Property Lease subject to a superior lease or an underlying mortgage, deed of trust or other security interest affecting the landlord's, sublandlord's or fee owner's interest in the Real Property Lease is subject to a non-disturbance agreement, a copy of which has been provided to Amazing Savings and OJSAC or, as noted on Section 3.13(a) of the Company Disclosure Schedule as missing, fully executed copies of which have been requested by the Company from the landlords thereunder.

               (xiii) With respect to the Subleases, (a) all rent and other sums and charges payable by Tenants under the Subleases are current; and
          (b) neither rent or any other sums and charges payable by Tenants under the Subleases, nor any other material item payable by any Tenant under any Sublease has been prepaid for more than one month in advance.

               (c) As used herein, the term (i) "Intellectual Property" shall mean all patents, patent applications, provisional patent applications, reissues, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, and other source identifiers, including registrations and applications for the registration thereof; copyrights (including without limitation, copyrights in computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the Laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing; and (ii) "Company Intellectual Property" shall mean the Intellectual Property used in connection with the business of the Company or any of its subsidiaries or owned or held for use by the Company or any of its subsidiaries.

               (d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use and transfer such rights as it has in and to all the Company Intellectual Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The use of the Company Intellectual Property by the Company and its subsidiaries and the operation of the Company's or its subsidiaries' businesses does not constitute an infringement or misappropriation of any valid third party Intellectual Property, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in
Section 3.13(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any written notice from any Person since January 1, 2000 that the use of any of the Company Intellectual Property or the operation of the Company's or its subsidiaries' businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of any Person.

               (e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule or as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending claims by the Company or any of its subsidiaries alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property nor, to the Knowledge of the Company, is there any basis for such a claim.

               Section 3.14. Opinion of Financial Advisor. The Special Committee and the Board of Directors of the Company has received the opinion of Ryan Beck & Co. Inc. ("Ryan Beck"), dated November 5, 2003, that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be offered by the Company in connection with the transactions contemplated by the Asset Purchase Agreement and this Agreement, taken together, is fair, from a financial point of view, to the holders of the Company Common Stock, other than holders that are affiliates of Amazing Savings (the "Fairness Opinion").

               Section 3.15. Finders or Brokers. Other than Ryan Beck, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

               Section 3.16. Voting Requirements. This Agreement and the Merger contemplated hereby, including the issuance of shares of Company Common Stock pursuant to Article II, do not require the approval of the holders of any shares of Company Common Stock.

                                   ARTICLE IV

           Representations and Warranties of Amazing Savings and OJSAC
           -----------------------------------------------------------

               Amazing Savings and OJSAC hereby represent and warrant to the Company as follows:

               Section 4.01. Organization.

               (a) OJSAC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. OJSAC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

               (b) OJSAC has heretofore made available to the Company a complete and correct copy of its certificate of incorporation and bylaws as amended to date (the "OJSAC Charter Documents"). The OJSAC Charter Documents are in full force and effect and the Company is not in violation of any of the provisions of the OJSAC Charter Documents.

               Section 4.02. Capitalization. The authorized capital stock of OJSAC consists of 1,000 shares of OJSAC Common Stock, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of OJSAC Common Stock are owned by Amazing Savings. OJSAC does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating OJSAC to issue, transfer or sell any shares of OJSAC Common Stock to any Person.

               Section 4.03. Authority . Each of Amazing Savings and OJSAC has all necessary corporate power or limited liability company power, as the case may be, and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger. The execution, delivery and performance by each of Amazing Savings and OJSAC of this Agreement, and the consummation by it of the Merger, have been duly authorized and approved by its Board of Directors or Managing Member, as the case may be, and no other limited liability company or corporate action on the part of Amazing Savings and OJSAC, as the case may be, is necessary to authorize the execution and delivery by Amazing Savings or OJSAC of this Agreement and the consummation by it of the Merger. This Agreement has been duly executed and delivered by Amazing Savings and OJSAC and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of Amazing Savings and OJSAC, enforceable against Amazing Savings and OJSAC in accordance with its terms, subject to the Bankruptcy and Equity Exception.

               Section 4.04. Consents and Approvals; No Violations.

               (a) No consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by OJSAC of the Merger other than the filing of the Certificate of Merger with the Secretary of State of the State of Ohio.

               (b) Neither the execution and delivery of this Agreement by OJSAC nor the consummation by OJSAC of the Merger, nor compliance by OJSAC with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the OJSAC Charter Documents or (ii) assuming that the filings referred to in
Section 4.04(a) are made, (x) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to OJSAC or any of its properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, OJSAC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Permit, lease, agreement or other instrument or obligation to which OJSAC is a party, or by which it may be bound or affected.

               Section 4.05. Assets and Liabilities. OJSAC does not have any assets or liabilities except as follows: (a) it is the record owner of 8,184,704 shares of Company Common Stock free and clear of all Liens and (b) it is the obligor under a promissory note dated, July 17, 2003 issued to Ascend Retail Investment LLC, a Delaware limited liability company, in the principal amount of $10 million.

               Section 4.06. Operations. OJSAC does not and has never operated a business.

               Section 4.07. Investment. Amazing Savings is acquiring the shares of Company Common Stock for its own account for investment purposes and not with a view to any resale or distribution of any interest therein. Amazing Savings recognizes that an investment in the Company will be illiquid and that the shares of Company Common Stock will not be listed on any securities exchange.

               Section 4.08. Legal Proceedings. There is no pending or, to the Knowledge of Amazing Savings and OJSAC, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, OJSAC, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Amazing Savings and OJSAC, threatened to be imposed) upon OJSAC or the assets of OJSAC by any Governmental Entity, that (a) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, assets or liabilities or (b) challenges the Merger, provided that such representation is made only as of the date hereof.

               Section 4.09. Finders or Brokers. Other than Peter J. Solomon Company, L.P., no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its subsidiaries.

                                   ARTICLE V

                              Additional Agreements
                              ---------------------

               Section 5.01. Indemnification, Exculpation and Insurance.

               (a) From and after the Effective Time, the Company shall indemnify and hold harmless the individuals who at or prior to the Effective Time were directors or officers of OJSAC (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or such subsidiaries at any time prior to the Effective Time, to the fullest extent (A) permitted by the Company Charter Documents and the Subsidiary Documents of such subsidiaries as currently in effect and (B) permitted under applicable Law.

               (b) An Indemnitee shall notify the Company in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought, provided that the failure to provide such notice shall not relieve the Company of its obligations under this Section 5.01 except to the extent that it is materially prejudiced as a result of such failure. The Company shall have the right, but not the obligation, to control the defense of, including the investigation of, and corrective action required to be undertaken in response to, any litigation, claim or proceeding (each, a "Claim") relating to any acts or omissions covered under this Section 5.01 with counsel selected by the Company, which counsel shall be reasonably acceptable to the Indemnitee (and, if the Company shall have assumed such defense, it shall not be liable for the fees or expenses of any separate counsel retained by the Indemnitee); provided, however, that the Indemnitee shall be permitted to participate in the defense of such Claim at his or her own expense. Notwithstanding anything to the contrary, in no event shall the Company be liable for any settlement or compromise effected without its written consent.

               (c) In the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnitee's conduct complies with the standards set forth under applicable Law, the applicable Company Charter Documents and Subsidiary Documents as the case may be, shall be made by independent legal counsel selected by the Company and reasonably acceptable to the Indemnitee; provided that nothing in this Section 5.01 shall impair any rights of any current or former director or officer of the Company or such subsidiaries, including pursuant to the respective Company Charter Documents and the Subsidiary Documents of such subsidiaries, under applicable Law or otherwise.

               (d) Each of the Company and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

               (e) The obligations of the Company under this Section 5.01 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.01 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.01 applies shall be third party beneficiaries of this Section 5.01). The provisions of this Section 5.01 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

               (f) In the event that the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations thereof set forth in this Section 5.01.

               Section 5.02. Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

               Section 5.03. Public Announcements. (a) The Company and Amazing Savings shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

               (b) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, commencing on the Release Date (as defined below), the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, including the Merger, shall not apply to the tax structure or tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the tax structure and tax treatment of such transactions commencing on the Release Date; provided, however, that such disclosure shall not include the name (or other identifying information not relevant to the tax structure or tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. For purposes of this agreement, "Release Date" means the date that is the earlier of (i) the date of the public announcement of discussions relating to the transactions contemplated by this Agreement, (ii) the date of the public announcement of such transactions or
(iii) the date hereof.

               Section 5.04. Agreements. Concurrently with the execution of this Agreement, the Company and Amazing Savings shall enter into (i) the Asset Purchase Agreement, (ii) the Registration Rights Agreement and (iii) the Indemnification Agreement.

                                   ARTICLE VI

                               General Provisions
                               ------------------

               Section 6.01. Nonsurvival of Representations and Warranties. Other than the representations and warranties of the Company in Article III and Amazing Savings in Article IV of this Agreement each of which shall survive the Effective Time for a period of one year, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 6.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

               Section 6.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     if to the Company, to:

                               Odd Job Stores, Inc.
                               200 Helen Street
                               Facsimile No.:  908-222-9783
                               Attention:  Keith Favreau

                     with a copy (which shall not constitute notice) to:

                               Morrison Cohen Singer & Weinstein, LLP
                               750 Lexington Avenue
                               New York, NY 10022
                               Attention:  Salomon R. Sassoon
                               Facsimile:  (212) 735-8708


                     if to OJSAC or Amazing Savings, to:

                               Amazing Savings Holding LLC
                               20 Industry Dr.
                               P.O. Box 25
                               Mountainville, NY 10953
                               Attention:  Sam Friedland
                               Facsimile:  (845) 534-4264

                     with a copy (which shall not constitute notice) to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, NY 10153
                               Attention:  David E. Zeltner
                               Facsimile:  (212) 310-8007

               Section 6.03. Definitions. For purposes of this Agreement:

               (a) an "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

               (b) the "Asset Purchase Agreement" means the asset purchase agreement, of even date herewith, between Amazing Savings and the Company;

               (c) "Governmental Entity" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private);

               (d) the "Indemnification Agreement" means the indemnification agreement, of even date herewith, between Amazing Savings and the Company;

               (e) "Knowledge" of any Person that is not an individual means, with respect to any matter in question, the knowledge after due inquiry of such Person's executive officers;

               (f) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

               (g) the "Registration Rights Agreement" means the registration rights agreement, of even date herewith, between Amazing Savings and the Company; and

               (h) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

               Section 6.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

               Section 6.05. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

               Section 6.06. Entire Agreement; No Third-Party Beneficiaries. This Agreement together with the Asset Purchase Agreement, the Indemnification Agreement and the Registration Rights Agreement (a) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Sections 2.02 and 5.01, are not intended to confer upon any Person other than the parties any rights or remedies.

               Section 6.07. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

               Section 6.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

               Section 6.09. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

               Section 6.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

               IN WITNESS WHEREOF, the Company, Amazing Savings and OJSAC have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                         ODD JOB STORES, INC.


                                  By: /s/ Keith Favreau
                                     -------------------------------------------
                                     Name:  Keith Favreau
                                     Title: Chief Financial Officer


                         OJSAC, INC.


                                  By: /s/ Moshael Straus
                                     -------------------------------------------
                                      Name:  Moshael Straus
                                      Title: Chief Executive Officer



                         AMAZING SAVINGS HOLDING LLC

                                  By: Ascend Retail Investment LLC, Managing
                                      Member of Amazing Savings Holding LLC

                                       By: Moshael Straus
                                          --------------------------------------
                                           Name:  Moshael Straus
                                           Title: Managing Member